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                                                                    215.981.4362
                                                           arnoldj@pepperlaw.com


                                  April 7, 1999


Phoenix International Life Sciences Inc.
2350 Cohen Street
Saint-Laurent, Montreal, Quebec
Canada H4R 2N6

                                MERGER AGREEMENT
                          DATED AS OF NOVEMBER 18, 1998
                 AMONG PHOENIX INTERNATIONAL LIFE SCIENCES INC.,
        CHRYSALIS INTERNATIONAL CORPORATION AND PHOENIX MERGER SUB CORP.

Ladies and Gentlemen:

         We have acted as counsel for Phoenix International Life Sciences Inc in connection with the proposed merger (the "Merger") of Phoenix Merger Sub Corp., a Delaware corporation (the "Sub") and a wholly owned subsidiary of Phoenix International Life Sciences Inc., a Canadian corporation ("Parent"), with and into Chrysalis International Corporation, a Delaware corporation ("Company"), pursuant to an Agreement and Plan of Merger dated as of November 18, 1998, as amended by Amendment No. 1 thereto dated as of March 24, 1999 (the "Merger Agreement"), by and among Parent, Sub and Company under which each issued and outstanding share of Company common stock, par value $.01 per share (the "Company Stock") will be converted into the right to receive common stock of Parent (the "Buyer Common Stock").

         In that connection, you have requested our opinion regarding the taxability of the Buyer Common Stock received by the holders of Company Stock (in the aggregate the "Sellers") as a result of the Merger. In providing our opinion, we have examined the Merger Agreement and the proxy statement/prospectus filed on April 7, 1999 and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement are true, correct and complete and will continue to be true, correct and complete at all times up to and including the closing date of the Merger (the "Closing Date"),

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Phoenix International Life Sciences Inc.
Page 2
April 7, 1999

(iii) the representations made to us by the Company and Parent in their respective letters to us each dated the date hereof, and delivered to us for purposes of this opinion are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Closing Date (such letters, the "Representation Letters"), (iv) Parent and Company will complete all actions as represented in the Representation Letters that are to be completed after the Closing Date, and (iv) any representations made in the Representation Letters, the Merger Agreement, and the proxy statement/prospectus "to the best knowledge of" or similarly qualified are correct, and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the proxy statement/prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

         Based upon the foregoing, in our opinion, for U.S. Federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and will meet the requirements of Section 367 of the Code. It follows, therefore, that in our opinion, for Federal income tax purposes, the exchange by Sellers of Company Stock for Buyer Common Stock pursuant to the Merger will qualify as a tax free exchange under Section 354 of the Code, other than for Sellers who own 5% or more of Buyer Common Stock after the Merger who fail to file the gain recognition agreement as provided under Treasury Regulation
Section 1.367(a)-3 and Treasury Regulation Section 1.367(a)-8. With respect to cash received for fractional shares, it is our opinion the difference between the cash received and the portion of the tax basis in the shares of the Company Stock surrendered that is allocable to the fractional shares will be capital gain or loss, assuming the Common Stock is held as a capital asset, as defined by Section 1221 of the Code by the Seller.

         The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have obtained, the statements contained in the Representation Letters, and the assumptions referred to above, all of which we have assumed will be true, correct and complete (without regard to any "to the best knowledge of" or similar qualification) as of the effective time of the Merger. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements contained in the Representation Letters, or the assumptions referred to above are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.


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Phoenix International Life Sciences Inc.
Page 3
April 7, 1999

         This opinion is being furnished to you for use in connection with the Form F-4 filed by Parent in connection with the Merger (the "Form F-4"). We consent to the filing of this opinion as an exhibit to the Form F-4. We also consent to the references to Pepper Hamilton LLP under the headings "Material Tax Consequences - TAX IMPLICATIONS OF THE MERGER TO U.S. HOLDERS OF CHRYSALIS COMMON STOCK" and "Legal Opinions" in the proxy statement/prospectus forming a part of the Form F-4.

                                           Very truly yours,



                                           Pepper Hamilton LLP